EXHIBIT 11

                        FEDERATED DEPARTMENT STORES, INC.

               Exhibit of Primary and Fully Diluted Loss Per Share
                      (thousands, except per share figures)
                                                   13 Weeks Ended                                     26 Weeks Ended
                                      August  3, 1996        July 29, 1995              August 3, 1996            July 29, 1995
                                 Shares          Loss    Shares         Loss       Shares         Loss      Shares          Loss
Net loss and average number of
 shares outstanding              207,663      $(27,193)  182,830      $(66,926)    207,187      $(65,139)   182,754      $(123,925)
Loss per share                          $(.13)                  $(.37)                    $(.31)                   $(.68)

PRIMARY COMPUTATION:
 Average number of common
  share equivalents:
   Shares to be issued to the
     U.S. Treasury                    40                      81                        40                       81
   Deferred compensation plan        222                     158                       217                      151
   Warrants                        1,846                      86                     1,614                       43
   Stock options                   1,618             -       849             -       1,576             -        613              -
     Adjusted number of common
      and common equivalent
      shares outstanding and
      adjusted net loss          211,389       (27,193)  184,004       (66,926)    210,634       (65,139)   183,642       (123,925)
     Primary loss per share             $(.13)                  $(.36)                    $(.31)                   $(.67)

FULLY DILUTED COMPUTATION:
 Additional adjustments to a
  fully diluted basis:
   Warrants                                                  663                       113                      663
   Stock options                       1             -       450             -          96             -        450              -
     Adjusted number of shares
      outstanding and net loss
      on a fully diluted basis   211,390      $(27,193)  185,117      $(66,926)    210,843      $(65,139)   184,755      $(123,925)

     Fully diluted loss per
      share                             $(.13)                  $(.36)                    $(.31)                   $(.67)

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